Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Meredith Payette
+1 312-517-5725	+1 312-517-6216
ir@gogoair.com	pr@gogoair.com

Gogo Announces Third Quarter 2018 Financial Results

•	Consolidated revenue of $217.3 million, up 26% from Q3 2017

•	Net loss of $37.7 million, an improvement of 17% from Q3 2017

•	Adjusted EBITDA(1) increased to $21.1 million, up 63% from $13 million in Q3 2017

•	BA segment profit increased to $35.2 million, an increase of 65% from Q3 2017

•	898 2Ku aircraft online on 14 global airlines, with 113 aircraft coming online in Q3 2018

CHICAGO — November 6, 2018 — Gogo (NASDAQ: GOGO), the leading global provider of broadband connectivity products and services for aviation, today announced its financial results for the quarter ended September 30, 2018.

Third Quarter 2018 Consolidated Financial Results

•

Consolidated revenue increased to $217.3 million. Service revenue increased to $160.4 million, up 5% from Q3 2017, an acceleration from 3% year-over-year growth in Q2 2018. Equipment revenue increased to $56.9 million, up from $19.5 million in Q3 2017, due to the post-adoption impact of ASC 606.

•	Net loss decreased to $37.7 million, an improvement of 17% from the prior-year period, primarily related to the continued strong performance of our BA segment.

•	Adjusted EBITDA increased to $21.1 million, up 63% from $13 million in Q3 2017.

•	Capital expenditures decreased to $9.2 million in Q3 2018 from $68.5 million in Q3 2017.

•	Cash CAPEX(1) decreased to $2.2 million from $53.1 million in Q3 2017, driven by an increase in installations under the airline-directed model.

•	Cash, cash equivalents and short-term investments were $191.2 million as of September 30, 2018.

“Gogo’s third quarter results demonstrated solid financial and operational performance,” said Oakleigh Thorne, Gogo’s President and CEO. “In our CA business, we have installed nearly 1,000 2Ku aircraft and strong 2Ku performance is driving customer satisfaction and higher take rates. In our BA segment, strong AVANCE equipment sales are setting the stage for continued service revenue growth.”

“Strong third quarter Adjusted EBITDA of $21.1 million exceeded expectations due largely to strong BA performance, higher CA service revenue, and lower operating expenses as we implement our Integrated Business Plan (“IBP”) initiatives,” said Barry Rowan, Gogo’s Executive Vice President and CFO. “We are raising our 2018 Adjusted EBITDA guidance to a range of $45 million to $60 million from the previous range of $35 million to $45 million. Gogo is well positioned for strong Adjusted EBITDA growth in 2019.”

Third Quarter 2018 Business Segment Financial Results

Business Aviation (BA)

•	Total revenue increased to $73.6 million, up 22% from Q3 2017.

•	Service revenue increased to $49.3 million, up 14% from Q3 2017, driven by a 10% increase in ATG units online and a 5% increase in average monthly service revenue per ATG unit online.

•	Equipment revenue increased to $24.3 million, up 41% from Q3 2017, driven by continuing strong demand for AVANCE L5 and L3 systems.

•	Strong sales of AVANCE L5 and L3 systems drove ATG units sold to 296 in Q3 2018, up 41% from the prior-year period.

•	Segment profit increased to $35.2 million, up 65% from the prior-year period, with segment profit margin of 48%, up from 35% in the prior year period.

Commercial Aviation — North America (CA-NA)

•	Total revenue increased to $108.5 million, up 13% from Q3 2017.

•	Service revenue decreased slightly to $93.4 million, down 1% from Q3 2017, due to the impact of American Airlines.

•	Equipment revenue increased to $15 million, up from $1.3 million in Q3 2017, due to the post-adoption impact of ASC 606.

•	Aircraft online decreased to 2,712, down 4% from 2,817 in Q3 2017, due to the de-installations of American Airlines aircraft during Q3 2018.

•	Net annualized ARPA increased to $114,000, up 6% from Q3 2017.

•

Segment profit decreased to $8.7 million from $16.0 million in Q3 2017, driven by increased satellite costs to support capacity requirements of our 2Ku fleet, the impact of American Airlines and higher operating expenses.

Commercial Aviation — Rest of World (CA-ROW)

•	Total revenue increased to $35.2 million, up from $16.6 million in Q3 2017.

•	Service revenue increased to $17.6 million, up 12% from Q3 2017, due to an increase in aircraft online.

•	Equipment revenue increased to $17.6 million, up from $1.0 million in the prior-year period, due to the post-adoption impact of ASC 606.

•	Aircraft online increased to 513, up 161 from Q3 2017.

•

Net annualized ARPA of $148,000 was up slightly from $147,000 in Q2 2018, but down from $205,000 in Q3 2017, due primarily to significant growth in new aircraft fleets online, which typically initially generate lower net annualized ARPA.

•	Segment loss improved 6% versus Q3 2017 to $(22.7) million, driven primarily by improved utilization of our satellite network and lower operating expenses.

Recent Developments

•	Delivered solid 2Ku performance, with 97% availability for the third quarter

•	Cathay Pacific and Air France launched commercial 2Ku service

•	Bombardier delivered CA’s first ever line-fit aircraft, an A220, to Delta Air Lines; the aircraft is 2Ku enabled and includes Gogo Vision Touch, our new wireless seatback inflight entertainment system

•	Gogo TV is now live on 5 airlines, including Delta Airlines, American Airlines, Japan Airlines, Japan Transoceanic Air and GOL

•	BA surpassed 5,000 ATG active aircraft

Business Outlook

The Company reaffirms or updates its 2018 financial guidance as follows:

•	Total revenue of $865 million to $935 million (no change from prior guidance).

•	Adjusted EBITDA of $45 million to $60 million (increased from prior guidance of $35 million to $45 million).

•	Consolidated capital expenditures of $150 million to $170 million and Cash CAPEX of $110 million to $130 million (no change from prior guidance).

•	A 450 to 500 increase in 2Ku aircraft online (decreased from prior guidance of the low end of 550 to 650).

(1)	See “Non-GAAP financial measures” below

The Company recently completed its Gogo 2020+ financial plan, an update to the plan provided in July at the completion of the Integrated Business Plan (“IBP”) process. Our 2020+ financial plan incorporates refined assumptions for revenue, satcom costs and airline subsidies and results in an improved longer-term financial outlook. We will provide our latest long-term financial outlook along with our 2019 financial guidance on our Q4 2018 earnings call.

Conference Call

The Company will host its third quarter conference call on November 6, 2018 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the company’s website at http://ir.gogoair.com. Participants can access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number 9964927.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Cash CAPEX, in the supplemental tables below. Management uses Adjusted EBITDA and Cash CAPEX for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies. Adjusted EBITDA and Cash CAPEX are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance with Adjusted EBITDA or liquidity with Cash CAPEX, as applicable, investors should (i) evaluate each adjustment in our reconciliation to net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Cash CAPEX in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity. No reconciliation of the forecasted range for Adjusted EBITDA for fiscal 2018 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. In particular, we are not able to provide a reconciliation for the forecasted range of Adjusted EBITDA due to variability in the timing of aircraft installations and deinstallations impacting depreciation expense and amortization of deferred airborne leasing proceeds.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize benefits from, agreements with our airline partners or customers or any failure to renew any existing agreements upon expiration or termination; the failure to maintain airline and passenger satisfaction with our equipment or our service; any inability to timely and efficiently deploy our 2Ku service or develop and deploy the technology to which our ATG network evolves or other components of our technology roadmap for any reason, including technological issues and related remediation efforts, changes in regulations or regulatory delays or failures affecting us, or our suppliers, some of whom are single source, or the failure by our airline partners or customers to roll out equipment upgrades or new services or adopt new technologies in order to support increased network capacity demands; the timing of deinstallation of our equipment from aircraft, including deinstallations resulting from aircraft retirements and other deinstallations permitted by certain airline contract provisions; the loss of relationships with original equipment manufacturers or dealers; our ability to make our equipment factory line-fit available on a timely basis; our ability to develop or purchase ATG and satellite network capacity sufficient to accommodate current and expected growth in passenger demand in North America and internationally as we expand; our reliance on third-party suppliers, some of whom are single source, for satellite capacity and other services and the equipment we use to provide services to commercial airlines and their passengers and business aviation customers; unfavorable economic conditions in the airline industry and/or the economy as a whole; our ability to expand our international or domestic operations, including our ability to grow our business with current and potential future airline partners and customers and the effect of shifts in business models; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our ability to successfully develop and monetize new products and services such as Gogo Vision and Gogo TV, including those that were recently released, are currently being offered on a limited or trial basis, or are in various stages of development; our ability to certify and install our equipment and deliver our products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the failure of our equipment or material defects or errors in our software resulting in recalls or substantial warranty claims; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; the limited operating history of our CA-ROW segment; contract changes and implementation issues resulting from decisions by airlines to transition from the turnkey model to the airline-directed model; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to regulation of the Internet, including e-commerce or online video distribution changes, and the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the United States and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; changes as a result of U.S. federal tax reform; costs associated with defending pending or future intellectual property infringement, securities and derivative litigation and other litigation or claims and any negative outcome or effect of pending or future litigation; our ability to protect our intellectual property; breaches of the security of our information technology network, resulting in unauthorized access to our customers’ credit card information or other personal information; our substantial indebtedness; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing for operations, or financing intended to refinance our existing indebtedness on acceptable terms or at all; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry, including changes or developments affecting the ability of passengers or airlines to use our in-flight connectivity services, including the recent U.S. and U.K. bans on the use of certain personal devices such as laptops and tablets on certain aircraft flying certain routes; a future act or threat of terrorism, cybersecurity attack or other events that could result in adverse regulatory changes or developments as referenced above, or otherwise adversely affect our business and industry; our ability to attract and retain qualified employees, including key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with anti-corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control; difficulties in collecting accounts receivable; our ability to successfully implement our new enterprise resource planning system, our new Integrated Business Plan and other improvements to systems, operations, strategy and procedures needed to support our growth; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017 as filed with the Securities and Exchange Commission (“SEC”) on February 22, 2018, in Item 1A of our quarterly report on Form 10-Q for the quarter ended March 31, 2018 as filed with the SEC on May 4, 2018, and in Item 1A of our quarterly report on Form 10-Q for the quarter ended June 30, 2018 as filed with the SEC on August 8, 2018.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the inflight internet company. We are the leading global provider of broadband connectivity products and services for aviation. We design and source innovative network solutions that connect aircraft to the Internet, and develop software and platforms that enable customizable solutions for and by our aviation partners. Once connected, we provide industry leading reliability around the world. Our mission is to help aviation go farther by making planes fly smarter, so our aviation partners perform better and their passengers travel happier.

Gogo’s products and services are installed on thousands of aircraft operated by the leading global commercial airlines and thousands of private aircraft, including those of the largest fractional ownership operators. Gogo is headquartered in Chicago, IL with additional facilities in Broomfield, CO and locations across the globe. Connect with us at gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Service revenue	$160,376	$153,347	$470,110	$453,918
Equipment revenue	56,881	19,527	206,430	57,162

Total revenue	217,257	172,874	676,540	511,080

Operating expenses:
Cost of service revenue (exclusive of items shown below)	69,476	67,854	218,073	201,794
Cost of equipment revenue (exclusive of items shown below)	53,960	15,326	170,603	41,623
Engineering, design and development	30,018	31,313	88,204	103,262
Sales and marketing	13,963	16,294	45,291	47,253
General and administrative	24,860	24,064	71,152	70,162
Depreciation and amortization	32,590	35,824	100,447	96,821

Total operating expenses	224,867	190,675	693,770	560,915

Operating loss	(7,610)	(17,801)	(17,230)	(49,835)

Other (income) expense:
Interest income	(903)	(683)	(3,307)	(1,999)
Interest expense	30,743	27,585	91,938	81,754
Other (income) expense	72	228	(59)	322

Total other expense	29,912	27,130	88,572	80,077

Loss before income taxes	(37,522)	(44,931)	(105,802)	(129,912)
Income tax provision (benefit)	195	350	(3,459)	945

Net loss	$(37,717)	$(45,281)	$(102,343)	$(130,857)

Net loss attributable to common stock per share — basic and diluted	$(0.47)	$(0.57)	$(1.28)	$(1.65)

Weighted average number of shares — basic and diluted	80,196	79,543	79,948	79,340

See the Notes to Unaudited Condensed Consolidated Financial Statements

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$102,664	$196,356
Short-term investments	88,575	212,792

Total cash, cash equivalents and short-term investments	191,239	409,148
Accounts receivable, net of allowances of $756 and $587, respectively	146,172	117,896
Inventories	209,734	45,543
Prepaid expenses and other current assets	32,490	20,310

Total current assets	579,635	592,897

Non-current assets:
Property and equipment, net	506,703	656,038
Goodwill and intangible assets, net	84,130	87,133
Other non-current assets	77,994	67,107

Total non-current assets	668,827	810,278

Total assets	$1,248,462	$1,403,175

Liabilities and Stockholders’ deficit
Current liabilities:
Accounts payable	$31,911	$27,130
Accrued liabilities	184,912	201,815
Deferred revenue	34,815	43,448
Deferred airborne lease incentives	25,877	42,096
Current portion of capital leases	1,233	1,789

Total current liabilities	278,748	316,278

Non-current liabilities:
Long-term debt	1,018,011	1,000,868
Deferred airborne lease incentives	129,865	142,938
Other non-current liabilities	83,119	134,655

Total non-current liabilities	1,230,995	1,278,461

Total liabilities	1,509,743	1,594,739

Commitments and contingencies (Note 12)	—	—
Stockholders’ deficit
Common stock, par value $0.0001 per share; 500,000,000 shares authorized at September 30, 2018 and December 31, 2017; 87,576,549 and 87,062,578 shares issued at September 30, 2018 and December 31, 2017, respectively; and 87,458,431 and 86,843,928 shares outstanding at September 30, 2018 and December 31, 2017, respectively	9	9
Additional paid-in-capital	911,341	898,729
Accumulated other comprehensive loss	(2,768)	(933)
Accumulated deficit	(1,169,863)	(1,089,369)

Total stockholders’ deficit	(261,281)	(191,564)

Total liabilities and stockholders’ deficit	$1,248,462	$1,403,175

See the Notes to Unaudited Condensed Consolidated Financial Statements

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months Ended September 30,
	2018	2017
Operating activities:
Net loss	$(102,343)	$(130,857)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	100,447	96,821
Loss on asset disposals, abandonments and write-downs	8,103	7,540
Gain on transition to airline-directed model	(21,551)	—
Deferred income taxes	(3,866)	737
Stock-based compensation expense	12,531	15,007
Amortization of deferred financing costs	3,143	2,718
Accretion and amortization of debt discount and premium	14,000	13,872
Changes in operating assets and liabilities:
Accounts receivable	(28,501)	(38,130)
Inventories	(37,451)	1,645
Prepaid expenses and other current assets	(1,141)	4,928
Contract assets	(21,557)	—
Accounts payable	5,568	(1,246)
Accrued liabilities	13,211	21,399
Deferred airborne lease incentives	(4,040)	11,722
Deferred revenue	(2,216)	11,080
Accrued interest	(24,955)	(17,742)
Warranty reserves	5,888	84
Other non-current assets and liabilities	(7,166)	(3,787)

Net cash used in operating activities	(91,896)	(4,209)

Investing activities:
Purchases of property and equipment	(107,096)	(190,479)
Acquisition of intangible assets — capitalized software	(17,316)	(23,759)
Purchases of short-term investments	(39,323)	(213,651)
Redemptions of short-term investments	163,540	363,632
Other, net	—	(3,000)

Net cash used in investing activities	(195)	(67,257)

Financing activities:
Proceeds from the issuance of senior secured notes	—	181,843
Payment of issuance costs	—	(3,602)
Payments on capital leases	(1,626)	(2,340)
Stock-based compensation activity	81	(429)

Net cash provided by (used in) financing activities	(1,545)	175,472

Effect of exchange rate changes on cash	(530)	556
Increase (decrease) in cash, cash equivalents and restricted cash	(94,166)	104,562
Cash, cash equivalents and restricted cash at beginning of period	203,729	125,189

Cash, cash equivalents and restricted cash at end of period	$109,563	$229,751

Cash, cash equivalents and restricted cash at end of period	$109,563	$229,751
Less: current restricted cash	1,773	500
Less: non-current restricted cash	5,126	6,873

Cash and cash equivalents at end of period	$102,664	$222,378

Supplemental Cash Flow Information:
Cash paid for interest	$99,823	$86,359
Cash paid for taxes	390	35
Noncash Investing and Financing Activities:
Purchases of property and equipment in current liabilities	$14,739	$46,817
Purchases of property and equipment paid by commercial airlines	5,920	7,987
Purchases of property and equipment under capital leases	279	1,174
Acquisition of intangible assets in current liabilities	959	1,100
Acquisition of intangible assets in non-current liabilities	1,375	—
Asset retirement obligation incurred and adjustments	778	778

See the Notes to Unaudited Condensed Consolidated Financial Statements

Gogo Inc. and Subsidiaries

Supplemental Information — Key Operating Metrics

Commercial Aviation North America

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Aircraft online (at period end)	2,712	2,817	2,712	2,817
Satellite	637	240	637	240
ATG	2,075	2,577	2,075	2,577
Total aircraft equivalents (average during the period)	2,809	2,859	2,866	2,816
Net annualized average monthly service revenue per aircraft equivalent (annualized ARPA) (in thousands)	$114	$108	$110	$112

Commercial Aviation Rest of World

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Aircraft online (at period end)	513	352	513	352
Total aircraft equivalents (average during the period)	445	295	391	250
Net annualized ARPA (in thousands)	$148	$205	$151	$197

•

Aircraft online. We define aircraft online as the total number of commercial aircraft on which our equipment is installed and service has been made commercially available as of the last day of each period presented. We assign aircraft to CA-NA or CA-ROW at the time of contract signing as follows: (i) all aircraft operated by North American airlines and under contract for ATG or ATG-4 service are assigned to CA-NA, (ii) all aircraft operated by North American airlines and under a contract for satellite service are assigned to CA-NA or CA-ROW based on whether the routes flown by such aircraft under the contract are anticipated to be predominantly within or outside of North America at the time the contract is signed, and (iii) all aircraft operated by non-North American airlines and under a contract are assigned to CA-ROW. All aircraft online for the CA-ROW segment are equipped with our satellite equipment. The decline in CA-NA’s aircraft online is due to the decommissioning of certain American Airlines aircraft during the three and nine month periods ended 2018.

•

Aircraft equivalents. We define aircraft equivalents for a segment as the number of commercial aircraft online (as defined above) multiplied by the percentage of flights flown by such aircraft within the scope of that segment, rounded to the nearest whole aircraft and expressed as an average of the month end figures for each month in the period. This methodology takes into account the fact that during a particular period certain aircraft may fly routes outside the scope of the segment to which they are assigned for purposes of the calculation of aircraft online. The decline in CA-NA’s aircraft equivalents is due to the decommissioning of certain American Airlines aircraft during the three and nine month periods ended 2018.

•

Net annualized average monthly service revenue per aircraft equivalent (“ARPA”). We define net annualized ARPA as the aggregate service revenue plus monthly service fees, some of which are reported as a reduction to cost of service revenue for that segment for the period, less revenue share expense and other transactional costs which are included in cost of service revenue for that segment, divided by the number of months in the period, and further divided by the number of aircraft equivalents (as defined above) for that segment during the period, which is then annualized and rounded to the nearest thousand. Beginning with the three month period ended March 31, 2018, we changed the calculation of ARPA to be net of revenue share expense and other transactional expenses in order to better reflect the financial statement impact of revenues generated under both the turnkey model and airline-directed model. The amounts reported above for the three and nine month periods ended September 30, 2018 and 2017 reflect this change in methodology. ARPA for the CA-NA segment for the three and nine month periods ended September 30, 2017 was originally reported as $133 thousand and $139 thousand, respectively. ARPA for the CA-ROW segment for the three and nine month periods ended September 30, 2017 was originally reported as $226 thousand and $219 thousand, respectively.

Business Aviation

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Aircraft online (at period end)
Satellite	5,137	5,474	5,137	5,474
ATG	5,019	4,567	5,019	4,567
Average monthly service revenue per aircraft online
Satellite	$246	$235	$241	$232
ATG	3,008	2,874	3,024	2,848
Units Sold
Satellite	98	116	315	303
ATG	296	210	827	596
Average equipment revenue per unit sold (in thousands)
Satellite	$41	$38	$40	$42
ATG	68	58	66	55

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented.

•

Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•

Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•

Units sold. We define units sold as the number of satellite or ATG units for which we recognized revenue during the period. In the three and nine months ended September 30, 2018, we recognized revenue on 16 and 31 AVANCE units, respectively, that were previously deferred.

•

Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

•

Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.

Gogo Inc. and Subsidiaries

Supplemental Information — Segment Revenue and Segment Profit (Loss)(1)

(in thousands, Unaudited)

	For the Three Months Ended September 30, 2018
	CA-NA	CA-ROW	BA	Total
Service revenue	$93,443	$17,646	$49,287	$160,376
Equipment revenue	15,027	17,551	24,303	56,881

Total revenue	$108,470	$35,197	$73,590	$217,257

Segment profit (loss)	$8,699	$(22,747)	$35,178	$21,130

	For the Three Months Ended September 30, 2017
	CA-NA	CA-ROW	BA	Total
Service revenue	$94,436	$15,687	$43,224	$153,347
Equipment revenue	1,291	953	17,283	19,527

Total revenue	$95,727	$16,640	$60,507	$172,874

Segment profit (loss)	$15,966	$(24,110)	$21,329	$13,185

	For the Nine Months Ended September 30, 2018
	CA-NA	CA-ROW	BA	Total
Service revenue	$277,972	$47,076	$145,062	$470,110
Equipment revenue (1)	93,969	40,935	71,526	206,430

Total revenue	$371,941	$88,011	$216,588	$676,540

Segment profit (loss)	$17,396	$(69,826)	$104,180	$51,750

	For the Nine Months Ended September 30, 2017
	CA-NA	CA-ROW	BA	Total
Service revenue	$290,260	$38,243	$125,415	$453,918
Equipment revenue	5,234	2,756	49,172	57,162

Total revenue	$295,494	$40,999	$174,587	$511,080

Segment profit (loss)	$43,316	$(82,068)	$72,646	$33,894

(1)

CA-NA equipment revenue for the nine months ended September 30, 2018 includes the accounting impact of the transition of one of our airline partners to the airline-directed model. See Note 1, “Basis of Presentation” for additional information.

Gogo Inc. and Subsidiaries

Supplemental Information — Segment Cost of Service Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended September 30,		% Change
	2018	2017	2018 over 2017
CA-NA	$39,664	$37,738	5.1%
BA	10,450	10,090	3.6%
CA-ROW	19,362	20,026	(3.3%)

Total	$69,476	$67,854	2.4%

	For the Nine Months Ended September 30,		% Change
	2018	2017	2018 over 2017
CA-NA	$131,811	$112,439	17.2%
BA	31,650	29,476	7.4%
CA-ROW	54,612	59,879	(8.8%)

Total	$218,073	$201,794	8.1%

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information — Segment Cost of Equipment Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended September 30,		% Change
	2018	2017	2018 over 2017
CA-NA	$18,722	$1,065	1,657.9%
BA	14,720	13,414	9.7%
CA-ROW	20,518	847	2,322.4%

Total	$53,960	$15,326	252.1%

	For the Nine Months Ended September 30,		% Change
	2018	2017	2018 over 2017
CA-NA	$83,520	$5,646	1,379.3%
BA	42,444	33,651	26.1%
CA-ROW	44,639	2,326	1,819.1%

Total	$170,603	$41,623	309.9%

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(37,717)	$(45,281)	$(102,343)	$(130,857)
Interest expense	30,743	27,585	91,938	81,754
Interest income	(903)	(683)	(3,307)	(1,999)
Income tax provision (benefit)	195	350	(3,459)	945
Depreciation and amortization	32,590	35,824	100,447	96,821

EBITDA	24,908	17,795	83,276	46,664
Stock-based compensation expense	3,932	5,283	12,531	15,007
Amortization of deferred airborne lease incentives	(8,074)	(10,121)	(23,166)	(28,099)
Amortization of STC costs	292	—	719	—
Transition to airline-directed model	—	—	(21,551)	—

Adjusted EBITDA	$21,058	$12,957	$51,809	$33,572

Cash CAPEX:
Consolidated capital expenditures (GAAP) (1)	$(9,246)	$(68,495)	$(124,412)	$(214,238)
Change in deferred airborne lease incentives (2)	(918)	5,351	(3,629)	8,856
Amortization of deferred airborne lease incentives (2)	7,961	10,077	22,825	27,994

Cash CAPEX	$(2,203)	$(53,067)	$(105,216)	$(177,388)

(1)	See unaudited condensed consolidated statements of cash flows.
(2)

Excludes deferred airborne lease incentives and related amortization associated with STC costs for the three and nine month periods ended September 30, 2018 and 2017 as STC costs are expensed as incurred as part of Engineering, Design and Development.

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) amortization of deferred airborne lease incentives, (iii) amortization of STC costs and (iv) the accounting impact of the transition to the airline-directed model. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives and amortization of STC costs from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss. Management evaluates segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives and amortization of STC costs, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or the form of connectivity agreements.

We believe it is useful for an understanding of our operating performance to exclude the accounting impact of the transition by one of our airline partners to the airline-directed model from Adjusted EBITDA because of the non-recurring nature of this activity.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Cash CAPEX represents capital expenditures net of airborne equipment proceeds received from the airlines. We believe Cash CAPEX provides a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners we are reimbursed for all or a substantial portion of the cost of our airborne equipment, thereby reducing our cash capital requirements.